Trading Lilly Securities	Global Procedure Version 1.3 February 22, 2023
Exhibit 19 Trading Lilly Securities Global Procedure

Basic Principles

This Trading Lilly Securities Procedure (“Trading Procedure”) governs transactions in Lilly Securities and the handling of confidential information about Lilly and the companies with which Lilly does business.1

Lilly has adopted this Trading Procedure to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of Material, Non-Public Information about a company from: (i) trading in securities of that company; or (ii) providing Material, Non-Public Information to other persons who may trade on the basis of that information (known as “tipping”). It is important to Lilly and Covered Persons to avoid even the appearance of impropriety.

People Subject to this Trading Procedure:
•Covered Persons under this Trading Procedure include all of Lilly’s directors, officers and employees, for the duration of the directorship, term in office, or employment, as applicable, and for six months following the end of service to Lilly. This Trading Procedure also applies to Family Members and any Controlled Entities.
oCovered Persons must not recommend to other persons or entities to buy or sell Lilly Securities or assist anyone who participates in any of the activities restricted under this Trading Procedure.
oCovered Persons and their Family Members should instruct any investment clubs with which they are involved not to transact in Lilly Securities.
oLilly may also determine that other persons are subject to this Trading Procedure, such as contractors or consultants who have access to Material, Non-Public Information.

Individual Responsibility:
oCovered Persons have ethical and legal obligations to maintain the confidentiality of information about Lilly and to not engage in transactions in Lilly Securities while in possession of Material, Non-Public Information. Each Covered Person is responsible for making sure that they comply with this Trading Procedure, and that any Family Member or Controlled Entity also complies with this Trading Procedure.
oUpon effecting any transaction permitted under this Trading Procedure, Covered Persons should be prepared to file any required filings such as a Form 144 under Rule 144 of the Securities Act, and/or a Form 4 or Form 5 in compliance with Section 16 of the Exchange Act.
oMaterial, Non-Public Information must never be passed to third parties, other employees, consultants, outside advisors or others who are not subject to confidentiality obligations or who do not need to know the information.
1     Defined Terms are capitalized and appear in bold when used. Definitions can be found at the end of the document.

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Trading Lilly Securities	Global Procedure Version 1.3 February 22, 2023
oIn all cases, the responsibility for determining whether an individual is in possession of Material, Non-Public Information rests with that individual.
oAny action on the part of Lilly, the General Counsel, the Office of the Corporate Secretary, or any other employee or director pursuant to this Trading Procedure (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.
oA Covered Person could be subject to severe legal penalties and disciplinary action by Lilly for any conduct prohibited by this Trading Procedure or applicable securities laws, as described below in more detail under the heading “Consequences of Violations of the Trading Procedure.”
Definition of Material, Non-Public Information:
•Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, quantitative or qualitative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight.
•While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:
oUnreleased earnings and other earnings guidance;
oSignificant mergers, acquisitions, tender offers, joint ventures, or investments;
oChanges in senior management or board composition;
oSignificant litigation or government investigations;
oProduct development milestones such as major clinical or open label trial results;
oFDA approvals or other regulatory actions; and
oSignificant cybersecurity incidents.
•Information that has not been disclosed to the general public is generally considered to be non-public information. Information is widely disseminated if it has been disclosed through the newswire services through a press release, or in documents filed with the SEC. By contrast, information is not considered widely disseminated if it is available only to Lilly’s employees or if it is only available to a select group of analysts, brokers, and institutional investors. The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination.
oOnce information is widely disseminated, it is necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until one (1) Full Market Trading Day has passed after the information is released.

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Trading Lilly Securities	Global Procedure Version 1.3 February 22, 2023
Confidentiality of Material, Non-Public Information:
•If Covered Persons have access to Material, Non-Public Information, they must take special precautions to keep it confidential, including keeping such information secure.
•Covered Persons may only disclose Material, Non-Public Information to other employees and external parties who need to know it to perform their jobs and have an obligation to maintain its confidentiality.
•Any disclosure of Material, Non-Public Information must be done at the time and in the manner required to meet legal requirements.
•Teams working on confidential projects may be required to take additional confidentiality precautions or maintain a list of individuals to whom sensitive information has been disclosed.
General Requirements:
•All Covered Persons Must Observe the Following Restrictions:
•General Prohibition on Insider Trading:
oExcept as otherwise specified below, no person subject to this Trading Procedure shall, directly or indirectly, engage in any transactions (including, but not limited to, purchases, sales, or making or accepting bona fide gifts) involving any Lilly Securities (i) during any applicable blackout period, as described herein, or (ii) during any period commencing on the date that the relevant Covered Person first has access to Material, Non-Public Information and ending at the earlier of (a) one (1) Full Market Trading Day has passed after the wide dissemination of that information or (b) such time as that nonpublic information is no longer material.
•Other Companies’ Securities:
oNo Covered Person shall, directly or indirectly, engage in any transactions in another publicly held company’s securities, such as a Lilly research, collaboration, or alliance partner, a supplier, a customer, or a company with which Lilly may be considering a transaction, while in possession of Material, Non-Public Information concerning that company when that information was obtained in the course of employment with, or the performance of services on behalf of, Lilly.
oThe Office of the Corporate Secretary is not responsible for monitoring or tracking such companies or transactions and each Covered Person is responsible for making sure that they comply with this provision.
•Short Sales, Publicly Traded Options, Derivative Transactions, Margin Accounts, and Pledging:
oNo Covered Person shall, at any time:
☐“sell short” Lilly Securities;
☐trade in publicly traded options known as “puts” and “calls” involving Lilly Securities;
☐engage in hedging transactions in Lilly Securities;
☐hold, or trade on, Lilly Securities in margin accounts;
☐pledge Lilly Securities as collateral for any loans; or

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Trading Lilly Securities	Global Procedure Version 1.3 February 22, 2023
☐engage in short sales or buy or sell puts or calls on the securities of a company with which Lilly has a significant relationship, either existing or proposed.
•Standing or Limit Orders:
oDo not place standing and limit orders with a broker to buy or sell Lilly Securities that have a duration in excess of three (3) business days.
Certain Exceptions to this Trading Procedure:
•The prohibition on trading in Lilly Securities set forth above does not apply to:
oMutual Funds or Broad-Based Indices. Interests in mutual funds or similar broad-based indices that are not concentrated in Lilly Securities or the securities of any other pharmaceutical company, by definition of Lilly Securities.
oStock Option Exercises. The exercise of stock options issued under Lilly’s plans if the exercise price is paid in cash or through Lilly withholding a portion of the shares underlying the options. Similarly, Lilly may withhold underlying shares to satisfy tax withholding requirements. Option exercises are subject to this Trading Procedure if they involve sales of the underlying stock, broker-assisted cashless exercises of options, or open market sales for the purpose of generating the cash needed to cover the costs of exercise.
oVesting of Restricted Stock or Settlement of Performance Stock Units. The vesting of restricted stock or the automatic deduction of shares by Lilly from your restricted stock or performance stock unit account to satisfy tax withholding requirements upon the vesting of restricted stock or settlement of performance stock units. Open market sale of vested shares are subject to this Trading Procedure, even if to satisfy tax liabilities.
oTransfer to an Entity or Account. Transferring shares to an entity or another account that does not involve (i) a bona fide gift or (ii) a change in the pecuniary interest or beneficial ownership of the shares (for example, to an inter vivos trust of which you are the sole beneficiary during your lifetime).
oDividend Reinvestment Plan. The purchase of Lilly Securities under a dividend reinvestment plan through reinvestment of dividends paid on Lilly Securities held in such plan. However, purchases of Lilly stock under a plan with additional contributions you make to the plan, increases or decreases in your level of participation in the plan, as well as the sale of Lilly Securities purchased pursuant to the plan are subject to this Trading Procedure.
o401(k) Plan. The purchase of Lilly Securities in a Lilly 401(k) plan resulting from your periodic contribution of money to the 401(k) plan pursuant to existing payroll deduction elections. This Procedure does apply, however, to (i) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Lilly stock fund, (ii) an election to make an intra-plan transfer of an existing account balance into or out of the Lilly stock fund, (iii) borrowing money against a 401(k) plan account if the loan will result in a liquidation of some or all of a Lilly stock fund balance, and (iv) pre-payment of a loan if the pre-payment will result in allocation of loan proceeds to the Lilly stock fund.
oCompliant 10b5-1 Plan. Transactions effected pursuant to, and in accordance with, a 10b5-1 Plan that complies with Lilly’s 10b5-1 Plan Transactions Policy.

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Trading Lilly Securities	Global Procedure Version 1.3 February 22, 2023
Blackout Periods:
Covered Persons identified on Appendix A to this Trading Procedure (including any Family Members or Controlled Entities) may not conduct any transactions involving Lilly Securities, during quarterly blackout periods starting on the 15th of the final month of each of the first, second, and third quarters, and on December 1st for the fourth quarter, and ending one (1) Full Market Trading Day following the date of the public release of Lilly’s earnings results for that fiscal quarter or fiscal year, as applicable. The exact dates will vary each year, but for illustrative purposes only, they will be approximately:
•
•March 15 to April 28
•June 15 to August 4
•September 15 to October 28
•December 1 to January 30
In addition, Lilly may from time to time impose additional blackout periods without notice. Affected Covered Persons will be notified of any such additional blackout period, as appropriate. Those affected should not disclose to others that Lilly has established an additional blackout period.

Blackout periods do not apply to those transactions to which this Trading Procedure does not apply, as described above under the heading “Certain Exceptions to this Trading Procedure.”

Consequences of Violations of the Trading Procedure:
•The purchase or sale of securities while aware of Material, Non-Public Information, or the disclosure of Material, Non-Public Information to others who then trade in Lilly Securities, is prohibited by federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as pursuant to the laws of foreign jurisdictions.
•Punishment for insider trading violations can be severe and could include significant fines and imprisonment. Although the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.
•In addition, an individual’s failure to comply with this Trading Procedure may subject the individual to company-imposed sanctions, up to and including dismissal for cause, whether or not the employee’s failure to comply is a violation of law.
•Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.
•Because of the personal legal liability and perception issues that arise when questionable transactions are viewed with hindsight, it is strongly recommended that Covered Persons not trade if they have doubts about the propriety of a particular transaction.

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Trading Lilly Securities	Global Procedure Version 1.3 February 22, 2023
Contact the Office of the Corporate Secretary if you have any questions about whether information is to be treated as material or whether a particular transaction in Lilly Securities is permissible.

Employees must respect the obligation of co-workers to follow this Trading Procedure, and supervisors who are managing sensitive projects should remind their employees of the requirements in this Trading Procedure.

HSR Act Considerations:
The HSR Act, requires acquiring persons to file a Notification and Report Form and observe the waiting period (for most transactions, 30 days) under the HSR Act prior to consummating any transaction after which the acquiring person would hold more than $50 million (as adjusted annually) of voting securities of a corporation. Failure to make a timely filing under the HSR Act can subject the individual to civil liability, including imposition of fines, and negative press attention. Covered Persons are responsible for ensuring that they are in compliance with the HSR Act and it is critical that all Covered Persons with significant holdings continually assess their HSR Act obligations and assure compliance.

To promote compliance with the HSR Act, a Covered Person must notify the Office of the Corporate Secretary if such Covered Person’s holdings of voting Lilly Securities could soon potentially exceed $50 million in market value.

Pre-Clearance Policy and Rule 10b5-1 Plan Transactions Policy:

Certain Covered Persons are also subject to the Pre-Clearance Policy and the Rule 10b5-1 Plan Transactions Policy.

Company Assistance:
Any person who has a question about this Trading Procedure or its application to any proposed transaction may obtain additional guidance from the Office of the Corporate Secretary, reachable at [***].

Definitions

Defined Term	Definition
Affiliate or Affiliates	A person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is common control with, Lilly.
Controlled Entities	Entities that a Covered Person influences or controls, including any corporations, partnerships or trusts.
Covered Persons
All directors, officers and employees of Lilly, for the duration of the directorship, term in office, or employment, as applicable, and for a period of six months following the end of service to Lilly.

Exchange Act	The Securities Exchange Act of 1934, as amended.

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Trading Lilly Securities	Global Procedure Version 1.3 February 22, 2023

Family Members
Include, but are not limited to, a spouse, children and stepchildren (including if away at college), grandchildren, parents, stepparents, grandparents, siblings and in-laws of a Covered Person who (i) reside with such Covered Person, or (ii) do not reside in the household with such Covered Person, but whose transactions in Lilly Securities are directed by them or are subject to their influence or control, such as parents or children who consult with them before they trade in Lilly Securities.

Form 144
Required under Rule 144 of the Securities Act, Form 144 must be filed by any person who is or was an Affiliate within the past 90 days who intends to sell either restricted securities or control securities if the amount of securities to be sold in reliance thereon in a three month period exceeds 5,000 shares or other units or has an aggregate sale price in excess of $50,000. Form 144 is notification to the SEC of this intention to sell and must take place at the time the sell order is placed with the broker-dealer. The securities may be sold within the ninety (90) day period after Form 144 is filed.

Full Market Trading Day
A period of at least 24 hours that includes both the open and close of a single trading day on the New York Stock Exchange.
With respect to an announcement that is made prior to market open on a day on which the New York Stock Exchange is open, one (1) Full Market Trading Day will have elapsed at the next market open of the New York Stock Exchange.
With respect to an announcement that is made after market open, one (1) Full Market Trading Day will have elapsed after the close of market on the next day the New York Stock Exchange is open.

HSR Act	The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
Lilly	Eli Lilly and Company and its subsidiaries.
Lilly Securities
Lilly’s securities, including Lilly’s common stock, options to purchase common stock or any other type of securities that Lilly may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by Lilly, such as exchange-traded put or call options or swaps relating to Lilly’s securities.
Excludes interests in mutual funds or similar broad-based indices that are not concentrated in Lilly Securities or the securities of any other pharmaceutical company.

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Trading Lilly Securities	Global Procedure Version 1.3 February 22, 2023

Material, Non-Public Information	See “Definition of Material, Non-Public Information,” above.
Rule 10b5-1 Plan	A trading plan that meets certain requirements specified in Rule 10b5-1(c) under the Exchange Act.
SEC	Securities and Exchange Commission.
Securities Act	The Securities Act of 1933, as amended.

Owner:	Executive Vice President, General Counsel and Secretary
Approver:	Policy Subcommittee

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Trading Lilly Securities	Global Procedure Version 1.3 February 22, 2023

Appendix A
•Directors;
•Section 16 Officers;
•SAP/COR access employees (to be updated quarterly);
•M4/P6+ Finance employees (to be updated quarterly based on HR system search);
•Key Employees in the following departments who participate in earnings/10-Q process (updated quarterly by point of contact):
•Finance;
•IR;
•HR/IDS;
•Communications;
•Accounting;
•Legal; and
•Tax;
•Individuals subject to the Pre-Clearance Policy not otherwise represented in the above list.